EXHIBIT 99.2

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

DECEMBER 1, 2006

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING

OF OFFERING OF €600 MILLION OF SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, DECEMBER 1, 2006 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced its previously announced public offering of €600 million aggregate principal amount of senior notes due 2017, which carries an interest rate of 6.25%. The senior notes were priced at 100% of par to yield 6.25% to maturity. Chesapeake expects the issuance and delivery of the senior notes to occur on December 6, 2006, subject to customary closing conditions.

Chesapeake intends to use the net proceeds from the offering to repay outstanding indebtedness under its revolving credit facility, which may be reborrowed for general corporate purposes, including to finance potential future acquisitions.

Barclays Capital, Credit Suisse, Deutsche Bank Securities and Goldman Sachs International will act as joint book-running managers for the offering. Copies of the preliminary prospectus and records relating to the offering may be obtained from the offices of: Barclays Capital, Attn: High Yield Capital Markets, 5 The North Colonnade, Floor 2, London E14 4BB, United Kingdom, Fax: +44 (0) 207 773 4868, Credit Suisse, One Cabot Square, London E14 4QJ, United Kingdom, Tel. No.: +44 20 7883 6709; Deutsche Bank Securities, Attn: Prospectus Department, 1251 Avenue of Americas, New York, NY 10019, Fax: 212-468-5333; Goldman Sachs International, Attn: High Yield Desk, Peterborough Court, 133 Fleet Street, London EC4A 2BB, United Kingdom, Fax: +44(0) 207 774 4477, or Goldman, Sachs & Co., Prospectus Dept.,  85 Broad Street, New York, NY 10004 , Fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com. An electronic copy of the prospectus will be available on the website of the Securities and Exchange Commission at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or country.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

2